Exhibit 99.1

ADVENTRX RECEIVES COFACTOR PANCREATIC CANCER CLINICAL
DESIGN AND PROTOCOL FINAL ADVICE LETTER FROM EMEA

SAN DIEGO - March 29, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced receipt of a final advice letter from the European Medicines Agency (EMEA) for its proposed CoFactor™ trial protocol in pancreatic cancer. Based on this information, the Company currently plans to file a Clinical Trial Application for a pivotal Phase III multinational study in patients with advanced pancreatic cancer in the second quarter of 2005 and will initiate the trial following regulatory clearance. CoFactor is a biomodulator designed to enhance the activity of the widely used cancer drug 5-fluorouracil (5-FU).

The final advice letter was received following a recent meeting between ADVENTRX and the EMEA in which the Company sought assistance on the trial design protocol. Protocol assistance with the EMEA was provided without additional cost to the Company under the Orphan drug act. CoFactor was granted orphan drug status for pancreatic cancer in both the European Union (EU) and US in October of last year.

The primary endpoint of the proposed pivotal Phase III clinical trial is time to tumor progression with secondary endpoints of objective response, quality of life and overall survival. Approximately 480 patients will be randomized to receive either CoFactor/5-FU/gemcitabine or gemcitabine alone. Gemcitabine is the current standard of care in the EU and US for advanced pancreatic cancer. The international trial is expected to be conducted at both EU and non-EU clinical sites.

In a previous Phase I/II clinical trial in Europe, CoFactor in combination with 5-FU demonstrated clinical benefit, defined as stable disease or tumor response, in 40% of pancreatic patients.

“Our progress with the EMEA marks an important milestone in our efforts to advance CoFactor through the clinical process,” said Cellia Habita, M.D., Ph.D., senior vice president of clinical and medical affairs for ADVENTRX. “Our earlier clinical studies with CoFactor in combination with 5-FU as a cancer therapy indicates its potential to lower toxicities and increase survival compared with current therapies. Pancreatic cancer is among the most fatal cancers with less than 5 percent of patients surviving more than five-years following diagnosis."

CoFactor in combination with 5-FU is currently being studied in a Phase II trial in metastatic colorectal cancer in the US and Europe. During the first quarter of 2005, ADVENTRX filed for clearance with the US Food and Drug Administration to launch a Phase III randomized, controlled trial in metastatic colorectal cancer. Also during the first quarter of 2005, the Company filed Clinical Trial Applications in the EU, including the United Kingdom and Germany, and in countries outside the EU, for clearance to evaluate CoFactor in a Phase IIb, international, multi-center, randomized, controlled trial for metastatic colorectal cancer.

About ADVENTRX
ADVENTRX Pharmaceuticals, Inc. is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance of existing drugs and address significant problems such as drug metabolism, bioavailability and resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last quarterly report on Form 10-QSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100